UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 18, 2016

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4401 Great America Parkway

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On October 18, 2016, the Company’s Board of Directors (the “Board”) increased the size of the Board from nine to ten and appointed Mary Pat McCarthy to the Board effective as of October 20, 2016, to serve as a class I director whose term expires at the annual meeting of stockholders to be held in 2018. In addition, the Board appointed Ms. McCarthy to the Audit Committee of the Board (“Audit Committee”).

Ms. McCarthy, age 61, retired from her position as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, in 2011 after attaining such position in 1998. Ms. McCarthy joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care Program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on KPMG’s Management and Operations Committees.

Ms. McCarthy earned a Bachelor of Science degree in Business Administration from Creighton University and completed the University of Pennsylvania Wharton School’s KPMG International Development Program. Ms. McCarthy serves as a director on Tesoro Corporation, a global petroleum refinery corporation and Mutual of Omaha, a mutual insurance and banking company. Ms. McCarthy was selected to serve on the Board due, in part, to her background as a member of the audit committees of Tesoro Corporation and Mutual of Omaha and her financial and accounting expertise from her prior extensive experience as the Vice Chair of KPMG LLP.

In connection with her appointment to the Board and in accordance with the Company’s Director Compensation Policy, the Board approved an initial award of restricted stock units for Ms. McCarthy having a value of approximately $1,000,000, which will be granted effective October 20, 2016 (the grant date). These restricted stock units will vest over three years, with one-third of the shares subject to the award vesting on the first anniversary of the grant date, and the remaining shares vesting equally over the next two years on a quarterly basis, subject to continued service on the Board on the applicable vesting date. In the event of a change of control, all shares subject to the award would become fully vested and immediately exercisable. The restricted stock units are subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan and its related grant agreements. In addition, the Company expects to grant an annual award of restricted stock units having a value of approximately $320,000 to Ms. McCarthy on the date of each annual meeting of stockholders, beginning with the annual meeting of stockholders to be held in 2017, subject to continued service on the Board and the Audit Committee. Each annual award of restricted stock units is expected to vest over one year on a quarterly basis. The Company will also reimburse Ms. McCarthy for all reasonable expenses in connection with her services to the Company. A copy of the offer letter between Ms. McCarthy and the Company is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Ms. McCarthy executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-180620) filed with the Securities and Exchange Commission on July 9, 2012.

There is no arrangement or understanding between Ms. McCarthy and any other persons pursuant to which Ms. McCarthy was elected as a director. In addition, Ms. McCarthy is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 24, 2016, the Company issued a press release announcing Ms. McCarthy’s appointment as a director. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Offer Letter between the Registrant and Mary Pat McCarthy, dated October 13, 2016.

99.1	Press release dated as of October 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark D. McLaughlin
Mark D. McLaughlin Chief Executive Officer

Date: October 24, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Offer Letter between the Registrant and Mary Pat McCarthy, dated October 13, 2016.

99.1	Press release dated as of October 24, 2016.